Exhibit 99.1
ACC Announces Scott Rechler Leaving Board of Directors
AUSTIN, Texas, October 13, 2008, (BUSINESS WIRE) — American Campus Communities Inc. (NYSE:ACC), one of the largest owners, managers and developers of high-quality student housing properties in the U.S., announced today that Scott Rechler resigned as a member of its board of directors effective immediately. Mr. Rechler is leaving the board due to time demands of his business activities as CEO of RexCorp Realty LLC and other business pursuits. ACC does not anticipate appointing a new director to replace Mr. Rechler at this time.
Mr. Rechler has served on the ACC Board since the company’s IPO in August 2004. In addition, Mr. Rechler played a key role in ACC’s early years as CEO of Reckson Associates Realty Corp, which was the majority owner of ACC’s predecessor entities. During Mr. Rechler’s affiliation with American Campus, the company evolved from a small third-party service provider into the leading student housing owner and developer in the industry with 86 owned properties and a $2.5 billion total enterprise value.
“Scott has been involved with American Campus since 1997 and has supported the company’s dramatic growth and transformation,” said Bill Bayless, ACC CEO. “Both Brian Nickel and I consider Scott a mentor and will personally miss his financial and capital market expertise as a contributing member of our board.”
In December 2006, Mr. Rechler and former key members of Reckson Associates Realty Corp’s senior management team formed RexCorp Realty LLC, a leading real estate owner and developer in the New York Tri State area with over $3.5 billion of assets.
“It is with regret that the board accepts Scott’s resignation,” said Dan Burck, American Campus Board Chairman. “We would like to sincerely thank Scott for his valuable contributions, support and sound advice as a key member of the board. We wish Scott and RexCorp great success.”
Scott Rechler commented, “I am proud of how the company has grown from its early days as a small niche service provider to a best in class real estate operating company with one of the most energetic and committed management teams I have ever worked with. While I am truly going to miss my ongoing board involvement, I look forward to proudly watching the company reach new heights as a shareholder.”
About American Campus Communities Inc.
American Campus Communities Inc. is the largest developer, owner and manager of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 86 student housing properties containing approximately 52,800 beds. The company also owns a minority interest in 21 joint venture properties containing approximately 12,100 beds. Including its owned, joint venture and third-party managed properties, ACC’s total managed portfolio consists of 142 properties with approximately 90,100 beds. Additional information is available at www.studenthousing.com.
Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
AT THE COMPANY:
Gina Cowart
Investor Relations
(512) 732-1000